ROSS MILLER
Secretary of State
204 North Carson Street, Ste 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Filed in the office of	Document Number
Ross Miller Secretary of State State of Nevada	20070416763-96
	Filing Date and Time 06/18/2007 1:50 PM
	Entity Number C35585-2004

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

SPECTRE TECHNOLOGY CORPORATION

2. The articles have been amended as follows (provide article numbers, if available):

ARTICLE I -THE NAME OF THE COMPANY SHALL BE CHANGED FROM SPECTRE TECHNOLOGY CORPORATION TO GLOBALPAYNET HOLDINGS INC.
ARTICLE VIII - THE AUTHORIZED SHARE CAPITAL OF COMMON SHARES AT PAR VALUE US$0.001 SHALL BE INCREASED FROM 75,000,000 (SEVENTY FIVE MILLION) SHARES OF COMMON STOCK AT PAR VALUE US $0.001 TO 300,000,000 (THREE HUNDRED MILLION) SHARES OF COMMON STOCK AT PAR VALUE US$0.001 PER SHARE.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the* articles of incorporation have voted in favor of the amendment is: 10,600,000

4. Effective date of filing (optional):

(must not be later than 90 days after the certificate is filed)

5. Officer Signature (Required): X

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.